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USA VIDEO INTERACTIVE CORP. DEVELOPMENTS LTD. ENTERS INTO INVESTOR RELATIONS AGREEMENT

(Niantic, CT – November 20, 2009 – USA Video Interactive Corp. (OTCBB: USVO; TSX: US; BSE/Frankfurt:  USF; http://www.usvo.com), announces that it has retained Catalyst Xchange Corp. (CXC), represented by its principal, Jason Springett, to provide it with investor relations services under an investor relations agreement dated as of November 20, 2009.  CXC is an investor relations company located in London, ON.  It will provide a variety of promotional and investor relations services to USA Video, including assisting with the dissemination of news and information to the public and initiating and maintaining contact with investors.  As part of its services, CXC uses social networking and Internet based marketing sites to disseminate news to the investment community.

The agreement is for a period of 12 months and can be terminated by either party with 30 days notice.  USA Video has agreed to pay fees of $7,500 per month to CXC.  In addition, USA Video has granted 750,000 stock options to purchase 750,000 common shares.  The options will have an exercise price of 10 cents per share.  Vesting of the options will be over a 12 month period with vesting increments of 25% every three months.  The term of the stock options will be two years from the date of the grant.  If the agreement is terminated, any unvested options will terminate immediately and any vested options will terminate 30 days following the termination or expiry of the agreement.

Certain members of CXC own a total of 101,000 shares of USA Video Interactive Corp.

The agreement and stock option grant are subject to TSX Venture Exchange approval and all terms will be subject to and in accordance with the rules and regulations of the TSX Venture Exchange.

We seek Safe Harbour.

About USA Video Interactive Corp.

USVO Inc., a wholly owned subsidiary of USA Video Interactive Corporation, is a developer and supplier of Internet media delivery services, systems, and innovative end-to-end solutions. USVO developed its MediaSentinel™ digital watermarking technology and its StreamHQ™ architecture to provide a wide range of business customers with value-added media delivery services and piracy protection.  USA Video Technology Corp., a wholly owned subsidiary of USA Video Interactive Corp., holds the pioneering patent for store-and-forward videom filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents.  USVO holds similar patents in Germany, Canada, England, France, Spain and Italy.  For more information, visit www.usvo.com.

USA Video Interactive Corporate Headquarters Office: 8 West Main Street, Suite 3-12, Niantic, Connecticut, 06357, Telephone (860) 739-8030 (ext 4) Facsimile (860) 739.8070; Canada Office: # 507 – 837 West Hastings Street, Vancouver, BC   V6C 3N6.  Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.   CUSIP 902924208.  For more information contact Edwin Molina (860) 739.8030 ext. 4; contact@usvo.com

The press release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

MediaSentinel™ is a trademark of USA Video Interactive Corp.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

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